Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, December 7, 2011		205.326.8421

HealthSouth’s Grinney to Join Energen Board of Directors

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) announced today that Jay Grinney, chief executive officer and president of HealthSouth Corporation, will join the Board of Directors of Energen, as well as the boards of its two operating subsidiaries, effective January 1, 2012. He will stand for election at Energen’s Annual Meeting of Shareholders on April 25, 2012.

Grinney joined HealthSouth (NYSE: HLS) in May 2004 to lead the company’s turnaround. Today, HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals. Based in Birmingham, Alabama, HealthSouth operates in 26 states and in Puerto Rico, serving patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies.

“We are very fortunate to have Jay on the Energen team,” said James McManus, Energen’s chairman and chief executive officer. “He brings with him an extensive background of successful executive leadership. Jay will be a tremendous asset and complement to our strong Board of Directors.”

Prior to joining HealthSouth, Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, from 1990-2004; he served as president of HCA's Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996, and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, Texas.

In the Birmingham community, Grinney serves on the boards of the Public Affairs Research Council of Alabama, the Birmingham Civil Rights Institute, and the Birmingham Business Alliance.

Grinney earned his bachelor’s degree in psychology at St. Olaf College, an M.H.A. at the Washington University School of Medicine Health Administration Program, and an M.B.A. from the Washington University Graduate School of Management.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

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